EXHIBIT 99.1

For Immediate Release

Contact: Anne-Marie Hess

Date: October 3, 2006

Phone: (609) 951-6842

E-mail: ahess@pharmanet.com

Peter Tombros and Rolf Classon Join PharmaNet Development Group

Board as Independent Directors

Princeton, NJ – October 3, 2006 – PharmaNet Development Group, Inc. (NASDAQ: PDGI), a leading provider of drug development services, today announced that Peter Tombros and Rolf Classon have been appointed to the PharmaNet Development Group, Inc. Board of Directors.

“One of our priorities has been to appoint new members to the Board,” commented Jeffrey P. McMullen, president and chief executive officer.  “In addition to their vast industry knowledge, Peter and Rolf are team-oriented, seasoned board members who can help guide the Company into the future with a shared vision and commitment to employees, customers, suppliers and shareholders."

Mr. Tombros is currently Professor, distinguished executive in residence at Pennsylvania State University.  Previously, he served as chairman and chief executive officer of VivoQuest, Inc., a drug discovery company, from 2002 to 2005 and president and chief executive officer, of Enzon Pharmaceuticals, Inc., a biopharmaceutical company, from 1994 to 2001.

Mr. Tombros spent much of his career at Pfizer Inc., where he held various positions of increasing responsibility including vice president strategic planning and vice president investor relations from 1990 to 1994, executive vice president, Pfizer Pharmaceuticals from 1986 to 1990, senior vice president and general manager, Roerig Division, from 1980 to 1986, vice president marketing of Pfizer Laboratories Division from 1975 to 1980 as well as other  marketing positions within Pfizer laboratories Division from 1968 to 1975.

"Having devoted his career to drug development, Peter’s experience in the pharmaceutical and biotechnology industries will be an asset to the Board," commented Jack Levine, chairman. “His knowledge, industry perspective and solid track record will help direct PharmaNet Development Group to build upon and execute its strategies.”

Mr. Classon served as interim president and chief executive officer of Hillenbrand Industries from May 2005 to March 2006 at which time he was appointed non-executive chairman, having previously retired as chairman, executive committee from Bayer Healthcare in 2004.  Previously, he held the positions of president of Bayer Diagnostics from 1995 through 2002 and executive vice president Bayer Diagnostics from 1991 to 1995 and in these positions orchestrated a major turnaround and strategically strengthened the company through acquisitions and alliances.

From 1990 to 1991, Mr. Classon was president and chief operating officer of Pharmacia BioSystems AB and in this role implemented a major restructuring that resulted in improved profits and performance.  He was president Pharmacia Development Company from 1984 to 1990 and president of Pharmacia AB Hospital Products Division from 1981 to 1984.  Prior to joining Pharmacia in 1981, he served in general and organizational management roles and consulted to the pharmaceutical industry.

“Rolf has had significant success managing and improving complex, global businesses,” commented Jack Levine, chairman.  “His guidance will assist PharmaNet Development Group to grow and expand its footprint around the world.”

About PharmaNet Development Group, Inc.

PharmaNet Development Group, Inc. is an international drug development services company offering a comprehensive range of clinical development, clinical and bioanalytical laboratory, and consulting services to the branded pharmaceutical, biotechnology, generic drug and medical device industries. PharmaNet Development Group, Inc. has more than 30 offices, facilities and laboratories with more than 2,000 employees strategically located throughout the world.  For more information, visit the Company's website at http://www.pharmanet.com.

Forward-Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Additionally words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, industry trends and information; our ability to implement a sale/leaseback arrangement for the construction of our Quebec City headquarters for Anapharm;  whether adverse publicity relating to the Company’s discontinued Miami operations causes clients to select competitors, not only for early stage branded clinical trials but also for other aspects of the Company’s business; its ability to comply with the timeline agreed upon in the settlement reached with the Miami-Dade County Unsafe Structures Board and any related fines or expenses if we are unsuccessful complying with such timeline; the associated costs and expenses with discontinuing the Company's operations in Miami and Ft. Myers, including the potential costs of the demolition of the Miami facility; the Company's ability to determine its impairment charges and costs of discontinued operations; whether the Company will achieve its estimated value for its Miami property; developments with respect to the SEC's inquiry and securities class action lawsuits and derivative lawsuits; the Company’s ability to successfully achieve and manage the technical requirements of specialized clinical trial services, while complying with applicable rules and regulations; regulatory changes; changes affecting the clinical research industry; a reduction of outsourcing by pharmaceutical and biotechnology companies; the Company’s ability to compete internationally in attracting clients in order to develop additional business; the Company’s evaluation of its backlog and the potential cancellation of contracts; its ability to retain and recruit new employees; its clients' ability to provide the drugs and medical devices used in its clinical trials; the Company’s future stock price; its assessment of its effective tax rate; the Company’s financial guidance; its ability to obtain additional waivers or amendments of its Credit Facility; our future effective tax rate; our ability to amend our credit facility within our anticipated timeline; our anticipated 2006 capital expenditures; our 2006 costs of compliance of Section 404 of the Sarbanes-Oxley Act; our ability to remediate our material weaknesses; the impact of foreign currency transaction costs and the effectiveness of any hedging strategies that we implement; and the national and international economic climate as it affects drug development operations. Further information can be found in the Company’s risk factors contained in its Annual Report on Form 10-K for the year ended December 31, 2005, and its most recent Quarterly Report on Form 10-Q, which were originally filed as SFBC International (NASDAQ: SFCC).   The Company does not undertake to update the disclosures made herein, and you are urged to read our filings with the Securities and Exchange Commission.

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